Exhibit 99.1

Avatar Reports Year End Earnings for 2004
May 05, 2005 10:00:00 AM ET


DALLAS,  May 5  /PRNewswire-FirstCall/  -- Avatar  Systems,  Inc.  (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, announced today a 27.4% increase in net revenues from $2,088,950 for the year ended December 31, 2003, to $2,661,370 for the same period in 2004.

Chuck Shreve, President of Avatar Systems, attributes the 2004 rise in revenue to higher hardware sales, which increased 87.3% to $1,091,259 compared with hardware sales of $582,685 in 2003. "Three of our larger customers made significant hardware purchases to accommodate expanded operations during a period of rising petroleum prices," he explained.

Avatar's net income also rose by 17%, climbing from $164,374 in 2003, to $191,557 for the year ended December 31, 2004.

Software sales for the year ended December 31, 2004 saw a slight decrease, falling 2.1% to $360,746 compared with software sales of $368,615 in 2003. Customers generated by a higher number of software sales resulted in a 4.8% increase in maintenance revenue for the year ended December 31, 2004. Maintenance revenue rose to $1,029,131 compared to $981,874 for the same period the previous year. Professional service revenue also increased by 15.7% as a result of training and system conversion services related to increased software sales. Professional service revenue for the year ended December 31, 2004 was $180,234 compared with $155,776 in 2003.

Shreve expects 2005 revenues to increase significantly as a result of a new strategic alliance with business process automation technology innovator, iDatix
(R) Corporation, which gives Avatar Systems the right to resell a web- based document imaging and document management solution. "We made a strategic decision to offer this new line of technology not only to our oil and gas customer base, but also in vertical markets such as the mortgage, healthcare and title industries," he said. "In addition, Avatar will continue to focus on research and development of our flagship products, offering upgrades and enhancements to respond to changing technology needs within the energy sector."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 350 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Three years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.